MUTUAL RECISSION AGREEMENT

The parties hereto agree and acknowledge that, effective as of September 30, 2003, a rescission in full occurred in respect of all of the transactions (the “Transactions”) contemplated by the Reorganization Agreement dated August 11, 2003 (the “Reorganization Agreement”) between and among The Saint James Company, a Delaware corporation (the “Delaware Corporation” that, under certain circumstances might have become a successor to a North Carolina corporation of the same name), and the four persons whose names were set forth on Exhibit A of the Reorganization Agreement, which Transactions, as contemplated by the Reorganization Agreement, would have resulted in the acquisition by the Delaware Corporation of all of the issued and outstanding capital stock of Funet Radio & Communications Corp., a divided company of the Republic of China (Taiwan), in exchange for 7,000,000 shares of restricted common stock of the Delaware Corporation.  In connection with the contemplated Transactions, the following Delaware Corporation share certificates were issued:

Name	Number of Delaware Corporation Shares
Chih-Chang Chang	1,750,000
Ching-Chou Yang	1,750,000
Tun-Ching Chen	1,750,000
Yueh-Hui Wu	1,750,000

This Mutual Rescission Agreement may be executed in one or more counterparts.

Chih-Chang Chang
Rescission of the Transactions, and of the issuance of 1,750,000 Delaware Corporation Shares; acknowledgement of the destruction of such share certificate or its return to Wayne Gronquist; and resignation of all Officer and/or Director appointments

Ching-Chou Yang
Rescission of the Transactions and of the issuance of 1,750,000 Delaware Corporation Shares; acknowledgement of the destruction of such share certificate or its return to Wayne Gronquist; and resignation of all Officer and/or Director appointments

Tun-Ching Chen
Recession of the Transactions and of the issuance of 1,750,000 Delaware Corporation Shares; acknowledgement of the destruction of such share certificate or its return to Wayne Gronquist; and resignation of all Officer and/or Director appointments

Yueh-Hui Wu
Rescission of the Transactions and of the issuance of 1,750,000 Delaware Corporation Shares; acknowledgement of the destruction of such share certificate or its return to Wayne Gronquist; and resignation of all Officer and/or Director appointments

Wayne Gronquist, authorized signatory	Rescission of the Transactions and of the issuance of 7,000,000 Delaware Corporation Shares; and acceptance of the resignations of all Officer and/or Director appointments by such persons